Exhibit 5.1

May 8, 2012

Altera Corporation

101 Innovation Drive

San Jose, California 95134

Re:	Altera Corporation – Issuance and sale of $500,000,000 Aggregate Principal Amount of 1.750% Senior Notes due 2017

Ladies and Gentlemen:

We have acted as counsel to Altera Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) on April 26, 2012 of a registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), that is automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder. The Registration Statement relates to the proposed issuance and sale, from time to time, by the Company of senior debt securities with an indeterminate amount as may at various times be issued at indeterminate prices, in reliance on Rule 456(b) and Rule 457(e) under the Act.

Under the Registration Statement, the Company has issued $500,000,000 in aggregate principal amount of 1.750% Senior Notes due 2017 (the “Notes”) pursuant to an Indenture, dated as of May 8, 2012 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of May 8, 2012 (the “Supplemental Indenture” and the Base Indenture as so supplemented, the “Indenture”), between the Company and the Trustee. The Notes were sold pursuant to an Underwriting Agreement, dated May 1, 2012 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. LLC, as representatives of the several underwriters named in the Underwriting Agreement.

We have examined the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; the base prospectus, dated April 26, 2012, together with the documents incorporated by reference therein, filed with the Registration Statement (the “Base Prospectus”); the preliminary prospectus supplement, dated May 1, 2012, in the form filed with the Commission pursuant to Rule 424(b) of the Act relating to the offering of the Notes; the final prospectus supplement, dated May 1, 2012, in the form filed with Commission pursuant to Rule 424(b) of the Act relating to the offering of the Notes (collectively with the Base Prospectus, the “Prospectus Supplement”); the Indenture and the Notes. In addition, we have examined such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (iv) the Underwriting Agreement has

Altera Corporation

May 8, 2012

been duly authorized and validly executed and delivered by the parties thereto (other than the Company); (v) the legal capacity of all natural persons; and (vi) that the Trustee has the power, corporate or other, to enter into and perform its obligations under the Indenture and that the Indenture will be a valid and binding obligation of the Trustee. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

We express no opinion as to any matter relating to laws of any jurisdiction other than the laws of the State of New York, as such are in effect on the date hereof.

We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration, whether considered in a proceeding in equity or at law.

On the basis of the foregoing and in reliance thereon and having regard for legal considerations which we deem relevant, and subject to the limitations and qualifications set forth herein, we advise you that in our opinion the Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Base Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.